Exhibit 10.14

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is being entered into between PositiveID Corporation, a Delaware corporation (the "Company") and Bryan D. Happ ("Employee") as of the date of Employee's execution of this Agreement.

WHEREAS, the Company and Employee entered into an Employment and Non-Compete Agreement dated September 30, 2011 (the "Employment Agreement");

WHEREAS, Employee has been employed by the Company since July 2011 and has been Chief Financial Officer since August 2011;

WHEREAS, the Employment Agreement shall be terminated as provided below; and

NOW, THEREFORE, Employee and the Company agree as follows:

1.             Employee's Termination.

A.            Employee acknowledges the termination of his employment from any and all positions within the Company or any of its subsidiaries or affiliates, as an employee, director and officer, effective as of September 28, 2012 (the "Separation Date").  Employee understands that, except as expressly provided in this Agreement, he is giving up any right or claim to compensation or benefits of employment with the Company beyond the Separation Date.

B.             Employee agrees that he has returned to the Company all property (including keys, access cards, computer software, etc.) and documents (including all copies of documents) which Employee obtained from the Company or from any of its subsidiaries, affiliates, customers, or vendors. Notwithstanding the foregoing, employee shall be entitled to retain his laptop computer and related peripherals.

C.             Employee covenants that he will not make any malicious, disparaging or false remarks about the Company.  Employee further agrees to refrain from making any negative statements regarding the Company to any third parties or any statements which could be construed as having or causing a diminishing effect on the Company's reputation, goodwill or business. The Company covenants that none of its officers or directors will make any malicious, disparaging, or false remarks about Employee. The Company further agrees to refrain from making any negative statements regarding Employee to any third parties or any statements which could be construed as having or causing a diminishing effect on Employee’s reputation.

2.             The Company's Obligations to Employee.

A.           The Company will pay to or provide to Employee the following:

i.              A payment of $404,423.16 (the "Compensation"), which is equal to the amount of accrued and unpaid salary and bonus through September 7, 2012 in the amount of $115,423.16 plus termination compensation representing one year of salary and annualized bonus in the amount of $289,000 and which Compensation shall be payable as follows:

(1)           Of the Compensation, $100,000 will be paid in common stock of the Company and $304,423.16 will be paid in cash.

(2)           The cash balance of $304,423.16 will be repaid as follows:

(a)           $3,700 per pay period on the normal bi-weekly Company payroll cycle, commencing with the pay period ending October 5, 2012.  To the extent that any cash obligation remains as of December 31, 2014, the remaining obligation will be satisfied in full on December 31, 2014;

(b)           If the Company closes a secured debt transaction and the gross proceeds of such transaction exceed $2.5 million and the Compensation has not yet been paid in full, Employee will receive an accelerated payment of $70,000.  To the extent the gross proceeds are less than $2.5 million, the acceleration payment will be reduced pro rata.  For example, if the gross proceeds are $2.0 million, Employee will receive an accelerated payment of $56,000. Any such accelerated payment hereunder will be paid within five (5) days of closing of the transaction. Notwithstanding the foregoing, no accelerated payments will be due until at least $1.0 million of gross proceeds has been received by the Company under a secured debt transaction, or series of transactions;

(c)           If the Company receives proceeds from a debt transaction in addition to the secured debt transaction referenced above, an equity transaction (other than an equity line drawdown), an exclusive or non-exclusive license, a joint venture investment, or any other strategic transaction or investment, and the Compensation has not yet been paid in full, Employee will receive an accelerated payment equal to 8% of any gross proceeds within five (5) days of closing of the transaction.  Gross proceeds from any such additional debt transaction will be calculated net of any debt repayments;

(d)           If the Company raises a cumulative $4.5 million of gross proceeds from any sources (inclusive of subsections (b) and (c) herein), any remaining Compensation owed to Employee will be paid in full within five (5) days of closing of the transaction resulting in such cumulative proceeds; and

(e)           Cash payments hereunder will cease when the cumulative payments have reached $304,423.16.

ii.             COBRA Payments/Benefits.  For up to twelve (12) months following the Separation Date, the Company agrees to pay the premiums for Employee’s continued health and dental insurance coverage under the provisions of the Comprehensive Omnibus Budget Reform Act (“COBRA”).  At the end of such twelve-month period, Employee shall be solely responsible for making any required COBRA payments to continue Employee’s health insurance coverage.  Employee agrees that the Company’s obligation to make the payments required by this Section 2(A)(ii) during the twelve-month period following the Separation Date shall immediately terminate upon the date that Employee becomes eligible under a comparable, employer-paid health and/or dental insurance plan of Employee’s new employer.  For up to the earlier of  twelve (12) months following the Separation Date or until such time as Employee becomes eligible for such other comparable, employer-paid benefits from another employer, the Company shall utilize its commercially reasonable efforts to obtain and maintain, at its sole cost and expense, such other benefits, including group term life, AD&D and disability insurance coverage consistent with the benefits provided to other executives of the Company; provided, however, that the Company shall not be required to provide and/or reimburse Employee for supplemental long-term disability insurance coverage to Employee after December 31, 2012 if the Company no longer offers such insurance to other executives after such date.

iii.            Exercisability of Stock Options.  The following outstanding stock options currently held by Employee shall become immediately vested and exercisable as of the Separation Date and remain exercisable for the life of the options:

o	900,000 options granted on August 31, 2011 with an exercise price of $0.23 per share;

o	150,000 options granted on April 24, 2012 with an exercise price of $0.07 per share; and

o	1,350,000 options granted on June 6, 2012 with an exercise price of $0.04 per share.

iv.            The $100,000 owed in stock will be settled through the issuance of 5,000,000 shares of the Company’s common stock (price of $0.02 per share) on the Separation Date.  Employee understands that the Chief Executive Officer may be converting certain accrued and unpaid salary amounts owed to him during 2012.  To the extent that the price of the shares of the Company’s common stock issued to the Chief Executive Officer in connection with such conversion is less than $0.02 per share, Employee will receive additional shares of common stock such that the $100,000 liability will have been settled at the same price as the Chief Executive Officer of the Company.  The shares will be restricted shares, and Employee agrees to vote those shares in accordance with the recommendation of the Board of Directors on any matter validly brought before any annual or special meeting of stockholders, or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, for as long as Employee beneficially owns such shares.

B.            With the exception of any financial obligations of the Company under that certain Indemnification Agreement between the Company and Employee dated May 15, 2012 (the “Indemnification Agreement”), which remains in full force and effect and is neither superseded, extinguished, compromised, nor invalidated by this Agreement, the payments set forth in Section 2A of this Agreement are the sole and exclusive financial obligations of the Company to Employee under this Agreement or otherwise in connection with Employee's employment or termination of his employment.

C.            The Company shall withhold from any payment or benefit under this Section 2 of this Agreement any and all withholding taxes as are required by applicable law, and to otherwise take all actions it believes necessary to satisfy its obligations to pay such withholding taxes.

3.             Employee' release of the Company.

A.            Employee agrees to and hereby does freely, finally, fully and forever release and discharge the "Company Releasees", consisting of the Company, its subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, directors, officers, employees, accountants, representatives, attorneys and all persons acting by, through, under, or in concert with them, or any of them, from any and all claims, charges, actions and causes of action of any kind or nature that Employee once had or now has against the Company Releasees (hereinafter called the "Claims"), including any and all claims arising out of his employment with the Company, whether such claims are now known or unknown to Employee.  The Claims released hereunder include, without limitation, any disputes with the officers, employees and directors of the Company, any dispute concerning the financial statements and related documents of the Company and any alleged violation of any federal, state, or local statute or ordinance including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Civil Rights Act of 1866, as amended; and the Employee Retirement and Income Security Act of 1974.  The Claims released do not include (i) any claims arising from events occurring after Employee signs this Agreement and (ii) any claims which by law may not be released by Employee, and (iii) any claims which Employee has against the Company arising under the Indemnification Agreement. Moreover, this release shall not apply to the Company's financial or other obligations hereunder or to Employee's rights to indemnification under applicable law, the Indemnification Agreement, and the Company's certificate of incorporation, bylaws, insurance policies or other governing documents for claims brought against Employee arising out of his services as an employee, representative, officer and/or director of the Company.  Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees or any of them.

B.            Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA").  The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement: (i) this Section 3B and this Agreement are written in a manner calculated to be understood by him; (ii) the waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which he signs this Agreement; (iii) this Agreement provides for consideration in addition to anything of value to which he is already entitled; (iv) Employee has been advised to consult an attorney before signing this Agreement; (v) Employee has been granted twenty-one days after he is presented with this Agreement to decide whether or not to sign this Agreement and if he executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney and hereby waives the remainder of the twenty-one day period; and (vi) Employee has the right to revoke this general release within seven days of signing this Agreement and in the event this general release is revoked, this Agreement will be null and void in its entirety.  If he wishes to revoke this Agreement, Employee shall deliver written notice stating his intent to revoke this Agreement to the Company (attention: Chief Executive Officer) on or before 5:00 p.m. on the seventh day after the date on which he signs this Agreement.

4.             Confidentiality.

A.            Employee agrees that, unless compelled by applicable law, Employee will not at any time use or talk about, write about, disclose in any manner or publicize the existence or terms of this Agreement or its negotiation, execution, or implementation.

B.             Employee acknowledges that, except for information that from time to time has been properly disclosed by the Company in public filings and announcements and commercial dealings, the Company has or may have a legitimate need for and/or interest in protecting the confidentiality of all information and data pertaining to the business and affairs of the Company and its subsidiaries, including without limitation, information and data relating to: (i) research and development projects, (ii) information and data processing technologies, and (iii) strategic and tactical plans and initiatives (all such information and data, other than that which has been properly disclosed as aforesaid, being hereinafter referred to as "Confidential Information").  Employee also acknowledges that, in the course of his employment, (i) he has participated in the development of Confidential Information, (ii) he has been involved in the use and application of Confidential Information for corporate purposes, and (iii) he otherwise has been given access and entrusted with Confidential Information for corporate purposes.

C.             Employee agrees that at all times, he (i) shall continue to treat the Confidential Information as proprietary to the Company, and (ii) shall not make use of, or divulge to any third party, all or, any part of the Confidential Information unless and except to the extent so authorized in writing by the Company or required by judicial, legislative or regulatory process.  Employee also agrees to inform all prospective employers and consulting clients of the content of this Section 4 of this Agreement prior to his acceptance of employment and consulting engagements.

D.            If Employee is subpoenaed or is required to testify about the Company or his employment by the Company, Employee agrees to contact the Company's Chief Executive Officer to notify the Company of the subpoena or the demand that Employee testify (i) within 72 hours of receiving the subpoena or demand or (ii) before the date of the proposed testimony, whichever is earlier.  Further, Employee agrees to meet with and cooperate with the Company’s attorneys in preparation for any such testimony, for which Employee will be compensated at a rate of $100 per hour incurred for related travel and meeting time (and, of course, he will at all times testify truthfully).  The Company agrees to pay any reasonable expenses necessarily incurred by Employee in the course of testimony or preparation for testimony in any proceeding in which the Company is a party but Employee is not a party and in which he has been subpoenaed/required to testify.

E.             It will not be considered a violation of Section 4A for Employee to report the remuneration being paid by the Company pursuant to this Agreement on his tax returns or to inform his spouse or professional advisors of the amount or nature of those amounts so long as Employee takes reasonable steps to ensure that the information will not be further disclosed by those persons, including without limitation, Employee informing any spouse and professional advisors that such information is confidential and must not be disclosed to others unless such information becomes publicly available.

F.             Employee agrees that, if he receives an inquiry from any representative of the media about the Company or his employment with the Company or the end of that employment, Employee will not respond but will make a reasonable effort to contact the Company's Chief Executive Officer within 24 hours to inform the Company of the media inquiry.

5.             Employee' informed, voluntary signature.  Employee agrees he has had a full and fair opportunity to review this “Separation Agreement and General Release” and signs it knowingly, voluntarily, and without duress or coercion.  Further, in executing this Agreement, Employee agrees he has not relied on any representation or statement not set forth in this Agreement, with the specific exception of those representations and statements in the Indemnification Agreement, which remains in full force and effect following the execution of this Agreement.

6.             Miscellaneous.

A.            This Agreement shall be interpreted and enforced in accordance with the laws of the United States and the State of Florida.  Any litigation between the parties must be brought in a court having jurisdiction in Palm Beach County, Florida, unless it is necessary for Employee to institute suit in another jurisdiction to obtain injunctive relief to enforce the terms of this Agreement.

B.            With the exception of the Indemnification Agreement, this Agreement represents the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations and discussions between the parties with respect to Employee' employment or the end of that employment with the Company.

C.             If either party initiates proceedings related to Employee's employment by the Company, the prevailing party shall recover its/his attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

D.            The parties agree that this “Separation Agreement and General Release” does not constitute any admission by Employee or by the Company of any (i) violation of any statute, law, regulation, order or other applicable authority, (ii) breach of contract, actual or implied, or (iii) commission of any tort.

F.             If one or more Section(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect.

G.            This Agreement may not be modified orally but only by a writing signed by both Employee and the Company.

H.            This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and shall inure to the benefit of and shall be binding upon Employee’s representatives, agents, successors, and heirs.  Employee's obligations and duties hereunder are personal and not assignable.

I.              Employee agrees to cooperate with and provide reasonable assistance to the Company and its employees in the transition of Employee’s ongoing projects and duties to other the Company employees.  Employee agrees to respond to reasonable requests of the Company for such assistance in a timely manner, and, during the 30 day period following the date of this Agreement, Employee agrees to be reasonably available by telephone to the Company for such purpose.

J.             Employee and the Company agree that Sections 9 (Confidential Information) and 11 (Indemnification; Litigation) of the Employment Agreement shall remain in continued force and effect.  The provisions and obligations contained in Sections 9 and 11 of the Employment Agreement are specifically incorporated into this Agreement.  Except as expressly set forth in this Section 6J, no other provisions of the Employment Agreement shall continue beyond the Separation Date.

K.            This Agreement shall be construed in a manner consistent with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the formal guidance issued thereunder (“Section 409A”), and the Company, with the consent of Employee, may amend the provisions of this Agreement if and to the extent the Company determines that such amendment is necessary or appropriate to comply with the applicable requirements of 409A.  If a payment date that complies with Section 409A is not otherwise provided herein for any payment (in cash or in-kind) or reimbursement that would otherwise constitute “deferred compensation” under Section 409A, then such payment or reimbursement, to the extent such payment or reimbursement becomes due hereunder, shall in all events be made not later than two and one-half (2½) months after the end of the later of the fiscal year or the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture.

Bryan D. Happ

Date: September 28, 2012	/s/ Bryan D. Happ

PositiveID Corporation

Date: September 28, 2012	By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	Chief Executive Officer